Exhibit 10.1

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

Excelerate energy limited partnership

a Delaware limited partnership

dated as of April 14, 2022

TABLE OF CONTENTS

i

Section 12.13. Binding Effect	39
Section 12.14. Severability	39
Section 12.15. Survival	39
Article XIII DEFINED TERMS	39
Section 13.01. Definitions	39
Section 13.02. Interpretation	48

Annexes

ANNEX A – INITIAL INTERESTS

ANNEX B – TAX MATTERS

ANNEX C – SCHEDULE OF OFFICERS

ANNEX D – POLICY REGARDING EXCHANGES

SIXTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF EXCELERATE ENERGY LIMITED PARTNERSHIP

THIS SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of EXCELERATE ENERGY LIMITED PARTNERSHIP, a Delaware Limited Partnership (the “Partnership”), dated as of April 14, 2022, is entered into by and between Excelerate Energy Holdings, LLC, a Delaware limited liability company (“Holdings”) and Excelerate Energy, Inc., a Delaware corporation (the “General Partner”).

 WHEREAS, since March 1, 2018, the Partnership has been governed by the Fifth Amended and Restated Limited Partnership Agreement (the “Existing Agreement”); and

WHEREAS, the parties to this Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein; and

WHEREAS, the parties to this Agreement wish to enter into this Agreement to, among other things, (a) admit additional Partners, (b) provide for the management of the Partnership and (c) set forth their respective rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

GENERAL PROVISIONS

Section 1.01.     Formation and Continuation. The Partnership is a Limited Partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate of Limited Partnership and all actions taken or to be taken by any person who executed and filed or who executes and files, after the date of this Agreement, the Certificate of Limited Partnership or any amendment thereto are hereby adopted and ratified, or authorized, as the case may be.

Section 1.02.    Name. The name of the Partnership is “Excelerate Energy Limited Partnership.” The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The Partnership may change its name, from time to time, in accordance with Law.

Section 1.03.     Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 2445 Technology Forest Blvd, Level 6, the Woodlands, Texas 77381, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 1.04.    Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. The address of the registered office of the Partnership in the State of Delaware shall be as set forth in the Certificate of Limited Partnership. The Partnership’s registered agent for service of process at such address shall also be as set forth in the Certificate of Limited Partnership.

Section 1.05.    Term. The term of the Partnership commenced at the time the Certificate of Limited Partnership of the Partnership was filed with the office of the Secretary of State of the State of Delaware and shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.06.    Business Purpose. The Partnership may carry on any Lawful business, purpose or activity in which a Limited Partnership may be engaged under Law.

Section 1.07.    Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Partnership set forth in Section 1.06.

Section 1.08.    Certificates; Filings. The Certificate of Limited Partnership was previously filed on behalf of the Partnership in the office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate of Limited Partnership from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a Limited Partnership under the Laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a Limited Partnership, in all jurisdictions in which the Partnership proposes to operate, and (c) all other filings required (or determined by the General Partner to be necessary or appropriate) to be made by the Partnership.

Section 1.09.    Representations and Warranties by the Partners.

(a)        Individual-Partner-Specific Representations. Each Partner that is an individual (including each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents and warrants to, and covenants with, each other Partner that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other Law to which such Partner is subject and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)        Non-Individual-Partner-Specific Representations. Each Partner that is not an individual (including each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents and warrants to, and covenants with, each other Partner that (i) the execution of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing members(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)        Securities Laws. Each Partner (including each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or Substituted Partner) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants, and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a speculative and illiquid investment.

(d)        Survival of Representations and Warranties. The representations and warranties contained in Sections 1.09(a), 1.09(b), and 1.09(c) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Partner or a Substituted Partner, the admission of such Additional Partner or Substituted Partner as a Partner in the Partnership), and the dissolution, liquidation, and termination of the Partnership.

(e)        No Representations as to Performance. Each Partner (including each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or Substituted Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by the Partnership or any Partner or any employee or representative or Affiliate of the Partnership or any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)         Modification of Representations and Warranties. The General Partner may permit the modification of any of the representations and warranties contained in Sections 1.09(a), 1.09(b), and 1.09(c), as applicable, to any Partner (including any Additional Partner or Substituted Partner or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) an Interest Designation applicable to the Interests held by such Partner or (ii) a separate writing addressed to the Partnership.

Section 1.10.     Liability of the Partners Generally.

(a)        Except as otherwise provided in the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners to Persons other than the Partnership and the Limited Partners.

(b)        Except as expressly provided in this Agreement and the Act, no Limited Partner (or former Limited Partner) shall be obligated to make any contribution of capital to the Partnership or have any liability for the debts and obligations of the Partnership. To the fullest extent permitted by applicable law, no Limited Partner (in its capacity as Limited Partner) shall owe a fiduciary duty to the Partnership or any of the other Partners.

Section 1.11.     Admission of General Partner. The General Partner is hereby admitted as the sole general partner of the Partnership. If the General Partner ceases to be the General Partner for any reason, then a successor General Partner shall be designated by the General Partner pursuant to Section 1.13. Other than a successor General Partner, no other Persons may be admitted as a general partner of the Partnership. Each Partner hereby forever releases and discharges each, and agrees that it will make no claims against any, direct or indirect member, partner or holder of equity interests in the General Partner based upon any claims against the General Partner (other than claims arising in respect of knowing and intentional fraud, willful misconduct or bad faith) arising under or in connection with this Agreement, including under any “veil piercing” or similar theory, and whether due to claims of undercapitalization of the General Partner or otherwise. Each of the direct and indirect members, partners, and holders of equity interests in the General Partner is an express third-party beneficiary of the foregoing.

Section 1.12.     Withdrawal of the General Partner. The General Partner may withdraw as the Partnership’s general partner only by delivering a notice of withdrawal to the Partnership. Such notice shall state the effective date of the General Partner’s withdrawal. Unless such notice is earlier revoked, the General Partner shall be deemed to have withdrawn as the Partnership’s general partner upon the earlier of (a) the effective date stated in such notice and (b) the date a successor General Partner is admitted to the Partnership pursuant to Section 1.13.

Section 1.13.     Election of a Successor General Partner. If the General Partner ceases to be the Partnership’s general partner for any reason, the General Partner shall, within 90 days thereafter, elect a successor General Partner. Any Person so elected to be successor General Partner shall be admitted to the Partnership as the General Partner effective upon the date the former General Partner ceased to be the Partnership’s General Partner only upon the Partnership’s receipt of a written assumption by such Person of all of the General Partner’s rights, obligations and agreements hereunder, and the business of the Partnership shall continue without the commencement of the winding-up of the Partnership.

Article II

INTERESTS; CAPITAL CONTRIBUTIONS

Section 2.01.     Interests.

(a)          Generally. The interests of the Partners in the Partnership are divided into, and represented by, the Interests, each having the rights and obligations specified in this Agreement.

(b)          Classes. The Interests are initially divided into:

(i)         “Class A Interests,” which are issuable to the General Partner and such other persons as the General Partner shall determine;

(ii)        “Class B Interests,” which are issuable to Holdings and as otherwise provided in this Agreement; and

Other Classes of Interests. The Partnership may issue additional Interests or create additional classes, series, subclasses, or sub-series of Interests in accordance with this Agreement.

(c)          Recapitalization. Immediately upon the execution of this Agreement and without any action required on part of the Partnership or any Partner, the outstanding Interests (as defined in the Existing Agreement) issued and outstanding immediately before the effective time of this Agreement shall be recapitalized into Class B Interests of the Partnership in the amount set forth opposite the name of the Partner on the Register (the “Recapitalization”).

Section 2.02.      Capital Contributions of the Partners; No Deficit Restoration Obligation.

(a)          Capital Contributions. The Partners made, shall be treated as having made, or have agreed to make, Capital Contributions to the Partnership and were issued the Interests indicated on the Register. Except as provided by Law or in this Agreement, the Partners shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership.

(b)         No Deficit Restoration Obligation. No Limited Partner shall have an obligation to make any contribution to the capital of the Partnership as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 2.03.     No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account balance. Except as provided by this Agreement, any Interest Designation, or by Law, no Partner shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Partnership. Except to the extent provided in this Agreement or in any Interest Designation, no Partner shall have priority over any other Partner as to distributions or the return of Capital Contributions.

Section 2.04.     Issuances of Additional Interests. Subject to the rights of any Partner set forth in an Interest Designation:

(a)          General. The Partnership may issue additional Interests for any Partnership purpose at any time or from time to time to the Partners (including, subject to Section 2.04(b), the General Partner) or any other Person and may admit any such Person as an Additional Partner for such consideration and on such terms and conditions as shall be established by the General Partner. Any additional Interests may be issued in one or more classes or one or more series of any of such classes with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Interests) as shall be determined by the Partnership (each, an “Interest Designation”). Upon the issuance of any additional Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance. Except to the extent specifically set forth in any Interest Designation, an Interest of any class or series other than a Common Interest shall not entitle the holder thereof to vote on, or consent to, any matter.

(b)         Issuances to the General Partner. No additional Interests shall be issued to the General Partner unless at least one of the following conditions is satisfied:

(i)        Additional Interests are also issued to all Partners holding Common Interests in proportion to their respective Percentage Interests in the Common Interests;

(ii)       The additional Interests issued to the General Partner are Class A Interests issued in connection with an issuance of Class A Common Stock or issued with appropriate adjustments to the Exchange Rate in accordance with Section 11.04, and the General Partner contributes to the Partnership the net proceeds received in connection with the issuance by the General Partner of such Class A Common Stock;

(iii)      The additional Interests issued to the General Partner are Equivalent Interests (other than Common Interests) issued in connection with an issuance by the General Partner of Preferred Stock, New Securities, or other interests in the General Partner (other than Common Stock), and the General Partner contributes to the Partnership the net proceeds received in connection with the issuance by the General Partner of such Preferred Stock, New Securities, or other interests in the General Partner;

(iv)       There is a recapitalization of the Capital Stock of the General Partner, including any stock split, stock dividend, reclassification, or similar transaction

(v)        The additional Interests are issued upon the conversion, redemption or exchange of Debt, Interests or other securities issued by the Partnership and held by the General Partner; and

(vi)       The additional Interests are issued in accordance with the express terms of the other provisions of this Article II.

(c)          Issuance of Class B Interests. No additional Class B Interests shall be issued except in the event of a recapitalization of the Capital Stock of the General Partner, including any stock split, stock dividend, reclassification, or similar transaction.

(d)          No Preemptive Rights. Except as expressly provided in this Agreement or in any Interest Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Interest.

Section 2.05.     Additional Funds and Additional Capital Contributions

(a)          General. The Partnership may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Interests, or for such other purposes as the Partnership may determine. The Partnership may obtain Additional Funds in any manner provided in, and in accordance with, the terms of this Section 2.05 without the approval of any Partner or any other Person.

(b)         Additional Capital Contributions. The Partnership may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution, the Partnership is hereby authorized from time to time to issue additional Interests (as set forth in Section 2.04) in consideration for such Capital Contribution.

(c)          Loans by Third Parties. The Partnership may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Partnership determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Interests; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of all or any portion of such Debt unless that Partner otherwise agrees in writing.

(d)          Issuance of Securities by the General Partner.

(i)        Unless otherwise agreed to by the Partners (or except as otherwise permitted by Section 2.04(c)), except in the case of a Liquidity Offering for purposes of a Cash Settlement, the General Partner shall not issue any additional Capital Stock or New Securities unless the General Partner contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (and from the exercise of the rights contained in any such additional Capital Stock or New Securities) to the Partnership in exchange for (i) in the case of an issuance of Class A Common Stock by the General Partner, Class A Interests of the Partnership or (ii) in the case of an issuance of Preferred Stock or New Securities by the General Partner, Equivalent Interests of the Partnership. If at any time any Preferred Stock or New Securities are issued by the General Partner that are convertible into or exercisable for Class A Common Stock or another security of the General Partner, then upon any such conversion or exercise, the corresponding Equivalent Interest of the Partnership shall be similarly exercised or converted, as applicable, and an equivalent number of Class A Interests or other Equivalent Interests of the Partnership shall be issued. It is the intent of the parties that the General Partner will always own Interests equivalent to its outstanding Capital Stock (other than Class B Common Stock), except as provided pursuant to Section 11.04, and the parties hereby acknowledge that the General Partner may make reasonable adjustments to its own capitalization, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to effect such parity.

(ii)        New Securities that are derivative securities issued under any Incentive Compensation Plan of the General Partner shall not require issuance of Equivalent Interests by the Partnership until such time as such derivative securities are exercised for Capital Stock of the General Partner.

(e)          Reimbursement of Issuance Expenses. If the General Partner issues additional Capital Stock or New Securities and contributes the net proceeds received from such issuance to the Partnership pursuant to this Section 2.5, the Partnership shall reimburse or assume (on an after-tax basis) the General Partner’s expenses associated with such issuance not paid by the General Partner out of proceeds of such issuance of additional Capital Stock.

(f)          Repurchase or Redemption of Capital Stock. If any shares of Capital Stock, or New Securities of the General Partner are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the General Partner, then the General Partner shall cause the Partnership, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding equivalency of Class A Interests, Class B Interests or Equivalent Interests held by the General Partner, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired.

Article III

DISTRIBUTIONS

Section 3.01.     Distributions Generally. Except as otherwise provided in this Article III or in Section 4.03, and subject to the terms of any Interest Designation, the Partnership shall distribute an amount of Available Cash if, when, and as determined by the General Partner, to the Partners pro rata in accordance with their Interests. For purposes of this Section 3.01, a non-pro rata redemption or repurchase of Interests by the Partnership shall not be deemed a distribution.

Section 3.02.     Tax Distributions.

(a)          Generally. If the amount distributed to a Partner pursuant to Section 3.01 in respect of a Fiscal Year is less than that Partner’s Assumed Tax Liability, the Partnership shall distribute an amount of Available Cash to the Partners such that each Partner receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to the Partner’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”). Any Tax Distribution made to a Partner shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Partner under Section 3.01 or Section 9.03(a). Except as provided in Section 3.02(d) and subject to any Interest Designation, all Tax Distributions shall be made pro rata in accordance with Interests.

(b)         Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Partner’s Tax Distributions under Section 3.02(a), a Partner’s “Assumed Tax Liability” means an amount equal to the product of:

(i)         the sum of (A) the net taxable income and gain allocated to that Partner for U.S. federal income tax purposes in the Fiscal Year and (B) to the extent (x) determined by the Partnership in its sole discretion and (y) attributable to the Partnership, the amount the Partner is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a) (or any analogous or successor provisions of the Code); multiplied by

(ii)        the Assumed Tax Rate.

The calculation required by this Section 3.02(b) shall be made by (i) taking into account (x) the character of the income or gain and (y) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year and (ii) disregarding the effect of any special basis adjustments under Code section 743(b). In addition, the Partnership shall increase a Partner’s Assumed Tax Liability to the extent the Partnership reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Partnership has a taxable presence. The Partnership shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and (ii) replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c)         Timing of Tax Distributions. If reasonably practicable, the Partnership shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.02. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Partnership shall make a final Tax Distribution in an amount sufficient to fulfill the Partnership’s obligations under Section 3.02(a).

(d)         Impact of Insufficient Available Cash. If the amount of Tax Distributions to be made exceeds the amount of the Available Cash, the Tax Distribution to which each Partner is entitled shall be reduced in accordance with the provisions of this Section 3.02(d) (the amount of the reduction in each Partner’s share, the “Tax Distribution Shortfall Amount”), and Available Cash shall be distributed in the following order of priority:

(i)         First, to the General Partner in an amount equal to the full amount of its Tax Distribution, but calculated by substituting the words “a corporation doing business in Houston, Texas” for “an individual resident in Tulsa, Oklahoma” in the definition of “Assumed Tax Rate”;

(ii)        Second, to the Partners other than the General Partner pro rata in accordance with their Interests until each Partner has received an amount equal to the full amount of its Tax Distribution, but calculated by substituting the words “a corporation doing business in Houston, Texas” for “an individual resident in Tulsa Oklahoma” in the definition of “Assumed Tax Rate”; and

(iii)       Third, to the Partners (including the General Partner) pro rata in accordance with their Interests until each Partner has received the full amount of its Tax Distribution calculated in accordance with Section 3.02(b).

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent Fiscal Years and will be distributed when and to the extent that the Partnership has sufficient Available Cash. The distribution of any Tax Distribution Shortfall Amounts to a Partner shall for all purposes of this Agreement be a Tax Distribution and shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Partner under Section 3.01 or Section 9.03(a).

(e)         No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with the liquidation of the Partnership or a Partner’s Interests in the Partnership.

Section 3.03.     Distributions in Kind. No Partner may demand to receive property other than cash as provided in this Agreement. The Partnership may make a distribution in kind of Assets to the Partners, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Partner entitled to such distribution is identical.

Section 3.04.     Distributions to Reflect Additional Interests. If the Partnership issues additional Interests pursuant to the provisions of Article II, subject to the provisions of any Interest Designation, the General Partner is authorized to make such revisions to this Article III and to 0 as it determines are reasonably necessary or desirable to reflect the issuance of such additional Interests, including making preferential distributions to certain classes of Interests.

Section 3.05.      Other Distribution Rules.

(a)          Transfers. From and after the Transfer of an Interest, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Partner, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Partnership.

(b)         Record Date for Distributions. The Partnership may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c)          Over-Distributions. If the amount of any distribution to a Partner under the Agreement exceeds the amount to which the Partner in entitled (e.g., by reason of an accounting error), the Partner shall, upon written notice of the over-distribution delivered to the Partner within one year of the over-distribution, promptly return the over-distribution to the Partnership.

(d)         Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Partner’s share of Partnership liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code section 707(a)(2)(B), the Partners intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e)          Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Partnership shall not make a distribution to any Partner to the extent such distribution would violate the Act or other Law or would result in the Partnership or any of its Subsidiaries being in default under any material agreement.

Article IV

Management and OPERATIONS

Section 4.01.      Management.

(a)          Authority of General Partner.

(i)         Except as otherwise provided in this Agreement, the General Partner shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as the General Partner deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. Without limiting the generality of the preceding sentence, the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii)        The General Partner shall have the exclusive power and authority to bind the Partnership and shall be an agent of the Partnership’s business. The actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. Except to the extent expressly delegated in writing by the General Partner, no Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power, or authority to transact any business in the name of the Partnership or act for or on behalf of or to bind the Partnership.

(iii)       Subject to the rights of any Partner set forth in Section 4.01(f), any determinations to be made by the Partnership pursuant to this Agreement shall be made by the General Partner, and such determinations shall be final, conclusive and binding upon the Partnership and every Partner.

(iv)       The General Partner shall at all times be a Partner of the Partnership and may not be removed by the Partners, with or without cause, except with the consent of the General Partner. Subject to the rights of any Partner set forth in Section 4.01(f), any determinations to be made by the Partnership pursuant to this Agreement shall be made by the General Partner, and such determinations shall be final, conclusive and binding upon the Partnership and every Partner.

(b)          Appointment of Officers. The General Partner may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the General Partner from time to time. Each such officer and/or board or committee Partner shall serve at the pleasure of the General Partner. The initial officers of the Partnership are set forth on 0 attached to this Agreement.

(c)          No Participation by Partners Other than General Partner. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law, no Partner (acting in such capacity) other than the General Partner shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership.

(d)          Bankruptcy. Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(e)          Amendment of Agreement. Subject to the rights of any Partner set forth in an Interest Designation and Section 4.01(f), the General Partner shall have the power, without the consent or approval of any Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)         To add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Partners;

(ii)        To reflect a change that is of an inconsequential nature or does not adversely affect the Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

(iii)       To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv)       To reflect the admission, substitution, or withdrawal of Partners, the Transfer of any Interests, the issuance of additional Interests, or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v)        To set forth or amend the designations, preferences, conversion, or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Interests issued pursuant to Article II;

(vi)       If the Partnership is the Surviving Company in any Termination Transaction, to modify Section 11.01 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.07(b)(iii); and

(vii)      To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Partnership or the General Partner and that does not violate Section 4.01(f).

(f)          Certain Actions Requiring Partner Consent. Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the General Partner without the consent of any Partner holding Common Interests that would be adversely affected by such amendment or action if such amendment or action would:

(i)         Modify the limited liability of a Partner or increase the obligation of a Partner to make a Capital Contribution to the Partnership;

(ii)        Adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article III or Section 9.03(a)(iii);

(iii)       Convert the Partnership into a corporation or would cause the Partnership to be classified as a corporation for federal income tax purposes (other than in connection with a Termination Transaction); or

(iv)       Amend this Section 4.01(f);

provided, however, that, with respect to clauses (ii), (iii), and (iv), the consent of any Partner holding Common Interests that would be adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Interests on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Partners of such class or series. If some, but not all, of the Partners consent to an amendment or action, the Partnership may, in its discretion, make such amendment or action effective only as to the Partners that consented to it, to the extent it is practicable to do so.

Section 4.02.     Tax Actions. All tax-related action, decision, or determination (or failure to take an available tax-related action, decision, or determination) by or with respect to the Partnership or any Subsidiary of the Partnership not expressly reserved for the Partners shall be made, taken, or determined by the General Partner.

Section 4.03.     Compensation and Reimbursement of General Partner; Expenses.

(a)          General. The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided in this Agreement.

(b)         Reimbursement of General Partner. The Partnership shall be liable for, and shall reimburse the General Partner on an after-tax basis at such intervals as the General Partner may determine, all:

(i)         overhead, administrative expenses, insurance and reasonable legal, accounting, and other professional fees and expenses of the General Partner;

(ii)        expenses of the General Partner incidental to being a public reporting company;

(iii)       reasonable fees and expenses related to the IPO or any subsequent public offering of equity securities of the General Partner (without duplicating any provisions of Section 2.05(e)) or private placement of equity securities of the General Partner (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv)       franchise and similar taxes of the General Partner and other fees and expenses in connection with the maintenance of the existence of the General Partner; and

(v)        customary compensation and benefits payable by the General Partner, and indemnities provided by the General Partner on behalf of, the officers, directors, and employees of the General Partner; and

(vi)       reasonable expenses paid by General Partner on behalf of the Partnership; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 4.04. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 4.07.

(c)          Partnership TRA Payments. The General Partner shall contribute cash to the Partnership as a contribution to capital (and not in exchange for additional Interests) in an amount equal to each payment the Partnership is obligated to make pursuant to the Tax Receivable Agreement, with each such contribution to be made on or before the date each such payment is due. To the extent the General Partner fails to make a contribution as and when due, the amount of any such payment by the Partnership shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to the General Partner under Section 3.01 or Section 9.03(a).

Section 4.04.     Outside Activities.

(a)          Limitation on Outside Activities of the General Partner. The General Partner shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Interests, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance and to maintain insurance, including directors’ and officers’ insurance on its behalf and on behalf of its Subsidiaries), (iii) the management of the business of the Partnership and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the General Partner, (vi) the financing or refinancing of any type related to the Partnership or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to its Subsidiaries and providing administrative and advisory services (including treasury and insurance services) to its Subsidiaries, (x) holding any cash or property (but not operating any property), (xi) indemnifying officers, directors, Partners of management, managers, employees, consultants, or independent contractors of the General Partner or its Subsidiaries, (xii) entering into any Termination Transaction or similar transaction in accordance with this Agreement, (xiii) preparing reports to governmental authorities and to its shareholders, (xiv) holding director and shareholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the General Partner or its Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.04 shall restrict only the General Partner and its Subsidiaries (other than the Partnership and its Subsidiaries) and shall not restrict the other Partners or any Affiliate of the other Partners (other than the General Partner).

(b)          Outside Activities of Partners (other than the General Partner). Subject to (w) Article XIII of the Amended and Restated Certificate of Incorporation of the General Partner, (x) the Stockholder’s Agreement, (y) any agreements entered into pursuant to Section 4.05, and (z) any other agreements (including any employment agreements) entered into by a Partner (other than the General Partner) or any of its Affiliates with the General Partner, the Partnership or a Subsidiary, (i) any Partner (other than the General Partner) or any officer, director, employee, agent, trustee, Affiliate, Partner or stockholder of such Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership; (ii) no Partner (other than the General Partner) or any officer, director, employee, agent, trustee, Affiliate, Partner or stockholder of such Partner shall have any obligation pursuant to this Agreement to offer any interest in any business ventures of such Partner or Person to the Partnership, any other Partner, or any other Person; and (iii) none of the Partners, the Partnership or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Partner or Person.

Section 4.05.     Transactions with Affiliates. Subject to the provisions of Section 4.04, the Partnership may enter into any transaction or arrangement with the General Partner or Subsidiaries of the Partnership or other Persons in which the Partnership has an equity investment on terms and conditions determined by the General Partner. Without limiting the foregoing, but subject to Section 4.04, (a) the Partnership may (i) lend funds to, or borrow funds from, the General Partner or to Subsidiaries of the Partnership or other Persons in which the Partnership has an equity investment, (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the General Partner, the Partnership, any of the Partnership’s Subsidiaries or any other Person in which the Partnership has an equity investment is or thereby becomes a participant, and (iii) sell, transfer or convey any property to the General Partner, the Partnership, any of the Partnership’s Subsidiaries or any other Person in which the Partnership has an equity investment the Partnership and (b) the General Partner may propose and adopt, on behalf of the Partnership, employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership or Subsidiaries of the Partnership in respect of services performed, directly or indirectly, to or for the benefit of the General Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 4.06.     Limitation on Liability.

(a)          General. To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Partnership, any Partner or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Partnership or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Partnership and (ii) the act or omission did not constitute fraud or willful misconduct by the Indemnitee.

(b)         Action in Good Faith. An Indemnitee acting under this Agreement shall not be liable to the Partnership for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of such Persons. Whenever the General Partner or the Partnership is permitted or required to make a decision or take an action under this Agreement (i) in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Partners as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c)          Outside Counsel. The General Partner may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 4.07.     Indemnification.

(a)          General. The Partnership shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law and to the same extent and in the same manner provided by the provisions of Article VI of the Amended and Restated Bylaws of the General Partner applicable to officers and directors and the applicable provisions of the Stockholder’s Agreement as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b)         Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.07 shall not be exclusive of any other right that any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c)          Nature of Rights. The rights conferred upon Indemnitees in this Section 4.07 shall be contract rights and shall continue as to an Indemnitee who has ceased to be the General Partner, an Affiliate of the General Partner, the Tax Representative, the Designated Individual, or an officer or director of the General Partner, the Partnership, or their respective Affiliates. Any amendment, alteration or repeal of this Section 4.07 or of Article VI of the Amended and Restated Bylaws of the General Partner or the Stockholder’s Agreement that would adversely affect any right of an Indemnitee or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

Article V

BOOKS AND RECORDS

Section 5.01.     Books and Records.

(a)          General. The Partnership shall maintain in its principal business office, or any other place as may be determined by the Partnership, the books and records of the Partnership.

(b)         Specific Records. In particular, the Partnership shall maintain:

(i)         A register containing the name, address, and number and class of Interests (including Equivalent Interests) of each Partner, and such other information as the General Partner may deem necessary or desirable and attached to this Agreement as 0 (as may be amended or updated from time to time, the “Register”). The General Partner shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Interests. Except as required by Law, no Partner shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Partner other than itself.

(ii)        A copy of the Certificate of Limited Partnership and this Agreement and all amendments thereto.

Section 5.02.     Financial Accounts. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.03.     Inspection; Confidentiality. The General Partner may keep confidential from the Partners (or any of them) for such period of time as the General Partner determines to be reasonable, any information (a) that the General Partner believes to be in the nature of trade secrets, (b) the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the General Partner, or (c) that the Partnership or the General Partner is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Partnership, examine and copy (at their own cost and expense) the books and records of the Partnership at all reasonable business hours upon reasonable prior notice.

Section 5.04.     Information to Be Provided by General Partner to Partners. The Partnership shall deliver or otherwise make accessible (whether through SEC’s Electronic Data Gathering Analysis (“EDGAR”) system or otherwise) to each Partner a copy of any information mailed or delivered electronically to all of the common stockholders of the General Partner as soon as practicable after such mailing or electronic delivery.

Article VI

Tax Matters, ACCOUNTING, AND REPORTING

Section 6.01.     Tax Matters.

(a)          Tax Returns. The Partnership shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Partnership for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Partnership and make all other determinations with respect to such tax returns.

(b)          Other Tax Matters. Each of the provisions of 0, which address various tax matters, is incorporated into, and shall constitute a part of, this Agreement.

Section 6.02.     Accounting and Fiscal Year. Unless otherwise determined by the Partnership or required by Code section 706, the fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the last Fiscal Year of the Partnership, the fraction thereof ending on the date on which the winding up of the Partnership is completed.

Article VII

INTEREST TRANSFERS AND Partner WITHDRAWALS

Section 7.01.     Transfer Generally Prohibited. No Interests shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and Article XI. Any Transfer or purported Transfer of an Interest not made in accordance with this Article VII or Article XI shall be null and void ab initio. Interests shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided in this Agreement.

Section 7.02.    Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a)          Transfers by Partners other than the General Partner.

(i)         Consent of General Partner. No Partner other than the General Partner shall Transfer any portion of its Interests to any transferee without the consent of the General Partner unless the Transfer is a Related-Party Transfer or a GKFF Transfer.

(ii)        Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of an Interest (whether or not admitted as a Substituted Partner) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Partner under this Agreement with respect to such Transferred Interest. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of Law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner.

(iii)       No Rights as Partner. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless admitted as a Substituted Partner.

(b)          Transfers by the General Partner.

(i)         Consent of Partners. The General Partner may not Transfer any of its Interests without the consent of a Majority-in-Interest of the Partners, except in connection with an Applicable Sale or Termination Transaction or to a wholly owned subsidiary in accordance with Section 7.02(b)(ii).

(ii)        Transfer to Subsidiary. Subject to compliance with the other provisions of this Article VII, the General Partner may Transfer all of its Interests at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the General Partner without the consent of any Partner and may designate the transferee to become the new General Partner for all purposes of this Agreement.

(c)          Withholding with Respect to a Transfer of Interests. A Partner making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of 0.

(d)          Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Partner may Transfer an Interest (including by way of acquisition of Interests by the General Partner or any other acquisition of Interests by the Partnership) if the Partnership determines:

(i)         Based on the advice of nationally recognized tax counsel, such Transfer would create a material risk of the Partnership being classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii)        That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own an Interest;

(iii)       That the Transfer would be in violation of Law;

(iv)       That the Transfer would be of any fractional or component portion of an Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of an Interest;

(v)        That the Transfer would create a material risk that the Partnership would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code section 4975(c));

(vi)       Based on the advice of counsel, that the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii)      That the Transfer would require the registration of such Interest pursuant to any applicable federal or state securities Laws;

(viii)     Based on advice of counsel, that such Transfer would create a material risk that the Partnership would become a reporting company under the Exchange Act; or

(ix)       Based on the advice of counsel, that the Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.03.     Substituted Partners.

(a)          Admission as Partner. A transferee of Interests of a Partner, other than a Related-Party Transferee or a GKFF Transferee, may be admitted as a Substituted Partner only with the consent of the Partnership. A Related-Party Transferee and a GKFF Transferee shall be admitted as a Substituted Partner without the consent of the Partnership, subject to compliance with Section 7.03(b). The failure or refusal by the Partnership to permit a transferee of Interests to become a Substituted Partner shall not give rise to any cause of action against the Partnership or the General Partner. A transferee who has been admitted as a Substituted Partner in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Partner under this Agreement.

(b)         Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Partner until and unless it furnishes to the Partnership (i) evidence of acceptance, in form and substance satisfactory to the Partnership, of all the terms, conditions and applicable obligations of this Agreement, including the representations and warranties set forth in Section 1.09 (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Partnership may require to effect such transferee’s admission as a Substituted Partner, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Partnership in respect of any of the restrictions on transfer set forth in Section 7.02(d) (which certification or opinion may be waived, in whole or in part in the sole discretion of the Partnership).

(c)          Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Partner, the General Partner or the Partnership shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Interests of such Substituted Partner and to eliminate or adjust, if necessary, the name, address and number of Interests of the predecessor of such Substituted Partner.

Section 7.04.     Drag-Along and Tag-Along Rights.

(a)          Drag-Along Rights.

(i)         If at any time the General Partner and/or its Affiliates (excluding, for purposes of this Section 7.04(a), the Partnership and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Interests (or any beneficial interest therein) to constitute a Change of Control to a bona fide third party that is not an Affiliate of the General Partner (an “Applicable Sale”), the General Partner may require each other Partner either (i) to sell the same ratable share of its Interests as is being sold by the General Partner and such Affiliates (based upon the total Interests held by the General Partner and its Affiliates at such time) on the same terms and conditions and/or (ii) to exchange its Interests pursuant to Section 11.01(b) (each, a “Drag-Along Right”). The General Partner may in its sole discretion elect to cause the General Partner and/or the Partnership to structure the Applicable Sale as a merger or consolidation or as a sale of the Partnership’s Assets.

(ii)        No Partner shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Partner may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets. Each Partner agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the General Partner of its Drag-Along Right pursuant to this Section 7.04(a), each Partner shall take all reasonably necessary and desirable actions approved by the General Partner in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Partners shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the General Partner or its Affiliates, (B) such Partners shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Partnership or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Partnership or all of its Partners, (C) such Partners shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Partnership and the Partners as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by the General Partner shall be limited, in respect of each Partner, to such Partner’s share of the proceeds from the Applicable Sale.

(iii)       At least five (5) Business Days before consummation of an Applicable Sale, the General Partner shall (i) provide the Partners written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the General Partner has elected to exercise its Drag-Along Right and (ii) promptly notify the Partners of all proposed changes to the material terms and keep the Partners reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Partners copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 7.4(a)(iii) or otherwise. The General Partner shall provide the Partners written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

(b)          Tag-Along Rights.

(i)         Except in connection with an Applicable Sale or Termination Transaction or a Transfer to a wholly owned subsidiary in accordance with Section 7.02(b)(ii), if the General Partner and/or its Affiliates proposes to Transfer Common Interests (a “Tag-Along Sale”) to a bona fide third party that is not an Affiliate of the General Partner, then each other Partner holding Common Interests shall have the right and option (the “Tag-Along Right”), but not the obligation, to sell its Common Interests up to the Tag-Along Amount (as defined below) applicable to the Tag-Along Seller in that Tag-Along Sale, at the same price, for the same form of consideration, and on the same terms and conditions as the General Partner and/or its Affiliates (including customary representations, covenants, indemnities, and agreements), subject to the provisions of this Section 7.4(b) (those Partners that exercise the Tag-Along Right, the “Tag-Along Sellers”). Each Tag-Along Seller shall pay its pro rata share of the expenses incurred by all Persons participating as sellers in the Tag-Along Sale. As used in this Section 7.4(b), “Tag-Along Amount” means, with respect to any Tag-Along Seller, the number of Common Interests equal to the product of (x) the total number of Common Interests then owned by that Tag-Along Seller, multiplied by (y) a fraction, the numerator of which is the total number of Common Interests to be acquired by the bona fide third party that is not an Affiliate of the General Partner in the Tag-Along Sale, and the denominator of which is the total number of Common Interests outstanding at that time.

(ii)        At least fifteen (15) Business Days prior to any Tag-Along Sale, the General Partner shall cause the Partnership to deliver a written notice (the “Tag-Along Sale Notice”) to each other Partner holding Common Interests, specifying in reasonable detail (A) the identity of the proposed transferee, (B) the proposed purchase price per Common Interest (including form of consideration), (C) a summary of the other proposed material terms and conditions of the Tag-Along Sale, and (D) that the acquiror has been informed of the participation rights under this Section 7.4(b) and has agreed to purchase Common Interests from each Tag-Along Seller up to such Tag-Along Seller’s Tag-Along Amount. Each Tag-Along Seller may elect to participate in the Tag-Along Sale by delivering irrevocable written notice (a “Tag-Along Participation Notice”) to the Partnership within seven (7) Business Days after delivery of the Tag-Along Sale Notice. The Tag-Along Participation Notice shall state either (x) that the Tag-Along Seller elects to include in the Tag-Along Sale its full Tag-Along Amount or (y) if such Tag-Along Seller elects to include in the Tag-Along Sale a lesser number of Common Interests, that lesser number of Common Interests (that amount, in either case, the “Included Interests”). Any failure by a Tag-Along Seller to deliver a Tag-Along Participation Notice to the Partnership within the seven (7)-Business Day period shall be deemed an irrevocable election by such Tag-Along Seller not to participate in the Tag-Along Sale with respect to the Common Interests held by that Tag-Along Seller, and the General Partner shall have the right to sell to the acquiror Common Interests representing the non-participating Tag-Along Seller’s Tag-Along Amount, on terms and conditions no more favorable in any material respect to the General Partner and/or its Affiliates than those stated in the Tag-Along Sale Notice.

(iii)       The Tag-Along Participation Notice shall constitute a binding agreement by the applicable Tag-Along Seller to sell the Included Interests in the Tag-Along Sale on the terms and conditions specified in the Tag-Along Sale Notice if the Tag-Along Sale is consummated upon those terms. In addition, by delivering the Tag-Along Participation Notice, a Tag-Along Seller agrees to the following: (A) prior to the closing of any Tag-Along Sale, to execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required by the acquiror to consummate the Tag-Along Sale, which purchase agreement and other documentation shall be on terms no less favorable in any material respect to that Tag-Along Seller than those executed by the General Partner and/or its Affiliates participating in the Tag-Along Sale; and (B) at the closing of any such transaction, to take all other actions reasonably necessary or desirable to cause the consummation of the Tag-Along Sale. In connection with a Tag-Along Sale pursuant to this Section 7.4(b), each Tag-Along Seller shall make the same representations and warranties as required by the General Partner and/or its Affiliates participating in the Tag-Along Sale and shall be obligated to join on a pro rata basis in any indemnification or other obligations that the General Partner and/or its Affiliates agree to provide in connection with that Tag-Along Sale (other than any indemnification obligations with respect to representations and warranties given by a Person as to that Person and not as to any other Person). Each Tag-Along Seller hereby constitutes and appoints the General Partner, with full power of substitution and resubstitution, as the true and lawful attorneys-in-fact for that Tag-Along Seller and in that Tag-Along Seller’s name, place, and stead and for that Tag-Along Seller’s use and benefit, to sign, execute, certify, acknowledge, swear to, file, deliver, and record any and all agreements, certificates, consents, instruments, and other documents which the General Partner and/or its Affiliates may deem reasonably necessary, desirable, or appropriate, and to take any other action reasonably necessary or advisable, for the purposes of effecting any Tag-Along Sale and the transfer of the Tag-Along Seller’s Common Interests in connection with that Tag-Along Sale. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, may be exercised by any such attorney-in-fact by listing the Tag-Along Seller executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for that Tag-Along Seller, shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of that Tag-Along Seller and shall survive the Transfer by a Tag-Along Seller of all or any portion of that Tag-Along Seller’s Common Interests.

(iv)       The closing of the Tag-Along Sale shall be held at the place and on the date as determined by the General Partner and/or its Affiliates and the acquiror, but in no event later than one hundred and thirty-five (135) days (or longer, if reasonably necessary to comply with applicable Law) after delivery of the Tag-Along Participation Notice. Upon the consummation of the Tag-Along Sale, each Tag-Along Seller shall be entitled to receive the consideration for that Tag-Along Seller’s Common Interests sold pursuant to this Section 7.4(b) less that Tag-Along Seller’s pro rata share of the expenses of the transaction including, without limitation, legal, accounting, and investment banking fees and expenses, the determination of expenses to be determined by the General Partner. If the Tag-Along Sale is not consummated within such one hundred and thirty-five (135)-day period, the General Partner and/or its Affiliates initiating the Tag-Along Sale may not sell any Common Interests unless it has again complied in full with this Section 7.4(b).

(v)        Nothing in this Agreement shall constitute an obligation on the part of the General Partner and/or its Affiliates proposing to engage in a Tag-Along Sale to consummate a transaction.

Section 7.05.     Partnership Right to Call Interests. Beginning on the date on which the aggregate Percentage Interests of the Partners (other than the General Partner and its Subsidiaries) are less than five (5) percent, the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem all (but not less than all) outstanding Exchangeable Interests by treating each Partner as an Exchangeable Interest Partner who has delivered an Elective Exchange Notice pursuant to Section 3.1(a) of Annex D in respect of all of such Exchangeable Interest Partner’s Exchangeable Interests. The Partnership shall exercise this right by giving notice to an Exchangeable Interest Partner stating that the Partnership has elected to exercise its rights under this Section 7.05. The notice given by the Partnership to an Exchangeable Interest Partner pursuant to this Section 7.05 shall be treated as if it were an Elective Exchange Notice delivered to the Partnership by such Exchangeable Interest Partner. For purposes of this Section 7.05, the provisions of Annex B shall apply except to the extent otherwise determined by the Partnership.

Section 7.06.      Withdrawal.

(a)          Permissible Withdrawals. Subject to any Interest Designation, no Partner may withdraw from the Partnership other than:

(i)         As a result of a Transfer of all of such Partner’s Interests in accordance with this Article VII or Article XI with respect to which the transferee becomes a Substituted Partner;

(ii)        Pursuant to an acquisition by the General Partner or Subsidiary of the General Partner of all of its Interests; or

(iii)       With the consent of the Partnership.

(b)         Consequences of Withdrawal. Any Partner who Transfers all of its Interests in a Transfer (i) permitted pursuant to this Article VII where such transferee was admitted as a Substituted Partner or (ii) to the General Partner, whether or not pursuant to Section 11.01, shall cease to be a Partner but shall continue to have the obligations of a former Partner that are expressly set forth in this Agreement.

Section 7.07.      Restrictions on Termination Transactions.

(a)          General. Except as provided in Section 7.07(b), neither the Partnership nor the General Partner shall engage in, or cause or permit, a Termination Transaction.

(b)         Consent. The Partnership or General Partner may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i)         A Majority-in-Interest of the Partners give Consent;

(ii)        In connection with any such Termination Transaction, each holder of Common Interests (other than the General Partner and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Interest an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property that the holder of Common Interests would have received had it exercised its right to Exchange pursuant to Article XI and received Class A Common Stock in exchange for its Common Interests immediately before such Termination Transaction; or

(iii)      All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Partnership before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Partnership or another limited partnership or Limited Partnership that is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Partners with respect to the Surviving Company (including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Partners holding Interests immediately before the consummation of such transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.07(b)(iii)) and as those applicable to any other limited partners or non-General Partners of the Surviving Company; and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 7.08.     Incapacity. If a Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Partner’s estate shall have the same rights as the Incapacitated Partner possessed to Transfer its Interests. The Incapacity of a Partner, in and of itself, shall not dissolve or terminate the Partnership.

Article VIII

ADMISSION OF ADDITIONAL PARTNERS

Section 8.01.     Admission of Additional Partners.

(a)          Requirements for Admission. A Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Interests and in accordance with this Agreement shall be admitted to the Partnership as an Additional Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 12.01, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Partner. In connection with, and as evidence of, the admission of an Additional Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Interests of such Additional Partner.

(b)         Consent of Partnership Required. Notwithstanding anything to the contrary in this Section 8.01, no Person shall be admitted as an Additional Partner without the consent of the Partnership, provided, however, Transfers allowed under Section 7.02(a)(i) shall be deemed approved by the Partners. The admission of any Person as an Additional Partner shall become effective on the date determined by the Partnership (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.01(a)).

Section 8.02.    Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership after the date of this Agreement as an Additional Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a Limited Partnership, a subchapter S corporation or a grantor trust) that would (i) cause the Partnership to become a reporting company under the Exchange Act or (ii) result in the Partnership at any time during its taxable year having more than 100 Partners (as determined under Treas. Reg. § 1.7704-1(h)(1)(ii), taking into account the provisions of Treas. Reg. § 1.7704-1(h)(3)).

Article IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01.     Dissolution Generally.

(a)          Dissolution Only in Accordance with This Agreement. The Partnership shall not be dissolved by the substitution of Partners or the admission of Additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership’s Assets.

(b)         Termination of Partners. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Partner or the occurrence of any other event that terminates the continued Partnership of a Partner in the Partnership shall not in and of itself cause dissolution of the Partnership.

Section 9.02.     Events Causing Dissolution.

(a)          Actions by Partners. No Partner shall take any action to dissolve, terminate or liquidate the Partnership, or require apportionment, appraisal or partition of the Partnership or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Partner, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

(b)         Liquidating Events. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i)         an election to dissolve the Partnership made by the General Partner, with the Consent of a Majority-in-Interest of the Partners;

(ii)        the expiration of forty-five (45) days after the sale or other disposition of all or substantially all Assets; or

(iii)       any other event that results in a mandatory dissolution under the Act.

Section 9.03.     Distribution upon Dissolution.

(a)         Order of Distributions. Upon the dissolution of the Partnership pursuant to Section 9.02, the General Partner (or, in the event that the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Partners (the General Partner or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s Assets and liabilities, and the Partnership’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(i)         First, to the satisfaction of all of the Partnership’s Debts and liabilities to creditors, including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)        Second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)       The balance, if any, to the Partners, in the same order of priorities provided for in Article III.

(b)         Discretion of Liquidator and General Partner.

(i)         Notwithstanding the provisions of Section 9.03(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s Assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.03(a), undivided interests in such Partnership Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(ii)        In the sole discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article IX may be:

(a)          Distributed to a trust established for the benefit of the General Partner and the Partners for the purpose of liquidating Partnership Assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Partners, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Partners pursuant to this Agreement; or

(b)         Withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided, that such withheld or escrowed amounts shall be distributed to the Partners in the manner and order of priority set forth in Section 9.03(a) as soon as practicable.

Section 9.04.     Rights of Partners. Except as otherwise provided in this Agreement and subject to the rights of any Partner set forth in an Interest Designation, (a) each Partner shall look solely to the Assets for the return of its Capital Contribution, (b) no Partner shall have the right or power to demand or receive property other than cash from the Partnership, and (c) no Partner shall have priority over any other Partner as to the return of its Capital Contributions or distributions.

Section 9.05.     Termination. The Partnership shall terminate when all of the Assets, after payment of or due provision for all Debts, liabilities, and obligations of the Partnership, have been distributed to the Partners in the manner provided for in this Article IX and the Certificate of Limited Partnership shall have been cancelled in the manner required by the Act.

Article X

PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 10.01.   Actions and Consents of Partners. The actions requiring Consent of any Partner pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X.

Section 10.02.  Amendments. Except as otherwise required or permitted by this Agreement (including Section 4.1(e) and Section 4.01(f)), amendments to this Agreement must be approved by the General Partner; provided, that no amendment may be made without the consent of any Partner holding Common Interests that would be adversely affected by that amendment; provided, further, that the consent of any Partner holding Common Interests that would be adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Interests on a uniform or pro rata basis if that amendment or action is approved by a Majority-in-Interest of the Partners of that class or series. Additionally, Article XI of this Agreement shall not be amended without the prior written consent of Holdings. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Partners shall be deemed a party to and bound by that amendment of this Agreement.

Section 10.03.   Procedures for Meetings and Actions of the Partners.

(a)          Time; Quorum; Consent. Meetings of the Partners may be called only by the General Partner and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than two (2) Business Days nor more than ninety (90) days before the date of such meeting. Partners may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Partners is required by this Agreement or any Interest Designation, the affirmative vote of a Majority-in-Interest of the Partners shall be sufficient to approve such proposal at a meeting of the Partners. Whenever the Consent of any Partners is permitted or required under this Agreement, such Consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 10.03(b).

(b)         Written Consents. Any action requiring the Consent of any Partner or a group of Partners pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the General Partner setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Partners. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the General Partner’s recommendation with respect to the proposal.

(c)          Proxy. Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)         Record Date for Meetings and Other Purposes.

(i)         The General Partner may set, in advance, a Record Date (x) for the purpose of determining the identities of the Partners entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Partners or (y) to make a determination of Partners for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than two (2) Business Days, before the date on which the meeting is to be held.

(ii)        If no Record Date is set, the Record Date for the determination of Partners entitled to notice of or vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this Section 10.03(d), such determination shall apply to any adjournment thereof.

(e)          Conduct of Meetings. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

(f)          Waivers. Any time period for notice with respect to meetings or consents of the Partners may be waived by a Partner as to such Partner.

Article XI

EXCHANGE RIGHTS

Section 11.01.   Elective and Mandatory Exchanges.

(a)          Elective Exchanges. Subject to the policy regarding Exchanges set forth in 0, as amended from time to time by the Partnership (the “Policy Regarding Exchanges”), an Exchangeable Interest Partner shall have the right, from time to time, to surrender Exchangeable Interests (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) to the Partnership or the General Partner and to thereby cause the Partnership or the General Partner to deliver to that Exchangeable Interest Partner (or its designee) the Exchange Consideration as set forth in Section 11.03 (an “Elective Exchange”).

(b)         Mandatory Exchange Events. Interests are subject to Mandatory Exchange in each of the following circumstances:

(i)         pursuant to Section 7.04, if an Applicable Sale is determined to be a Mandatory Exchange event in the sole discretion of the General Partner;

(ii)        pursuant to Section 7.05; or

(iii)       in the discretion of the General Partner, with the consent of Partners whose Class B Interests represent fifty percent (50%) of the Class B Interests of all Partners in the aggregate, all Partners will be required to exchange all Exchangeable Interests then held by the Partners.

(c)         Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.01(b), the General Partner may exercise its right to cause a mandatory exchange of a Partner’s Exchangeable Interests (a “Mandatory Exchange”) by delivering to each Partner a written notice pursuant to the notice provisions in Section 12.06 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Interests of the Partnership to which the Mandatory Exchange applies, and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Partner receiving the Mandatory Exchange Notice shall use its best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Interests (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) no later than one (1) Business Day prior to the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Partnership will effect the Mandatory Exchange.

Section 11.02.    Additional Terms Applying to Exchanges.

(a)          Rights of Exchangeable Interest Partner. On an Exchange Date, all rights of the Exchangeable Interest Partner as a holder of the Exchangeable Interests shall cease, and, unless the Partnership or General Partner, as applicable, has elected Cash Settlement as to all Exchangeable Interests tendered, the General Partner shall cause the transfer agent or registrar of the General Partner to update the stock register of the General Partner such that the Exchangeable Interest Partner (or its designee) is a record holder of the shares of Class A Common Stock to be received by the Exchangeable Interest Partner (or its designee) in respect of such Exchange. For the avoidance of doubt, if the Exchangeable Interests are Class B Interests, upon such Exchange, the Exchangeable Interest Partner shall surrender to the Corporation the number of shares of Class B Common Stock held by such Class B Interest Partner equal to the number of Exchangeable Interests subject to such Exchange.

(b)         Right of the General Partner to Acquire Exchangeable Interests. The General Partner shall have the right but not the obligation to have the General Partner (in lieu of the Partnership) acquire Exchangeable Interests directly from an Exchangeable Interest Partner in exchange for the elected Exchange Consideration.

(c)          Expenses. Except as otherwise agreed by the Partnership or the General Partner, the Partnership and each Exchangeable Interest Partner shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Partnership or the General Partner shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Interest Partner that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Partner) or the Cash Settlement is to be paid to a Person other than the Exchangeable Interest Partner that requested the Exchange, then such Partner or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the General Partner (or the Partnership at the General Partner’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the General Partner that such tax has been paid or is not payable.

Section 11.03.   Exchange Consideration; Settlement.

(a)          Generally. the General Partner has the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Interest Partner has satisfied its obligations under Annex D and not validly retracted such proposed Exchange, the General Partner shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Interest Partner (or its designee), at the address set forth on the applicable Exchange Notice. If the General Partner elects a Cash Settlement, the General Partner shall only be obligated to contribute to the Partnership (or, if the General Partner elects to settle directly pursuant to Section 11.02(b), settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the General Partner of a number of shares of Class A Common Stock equal to the number of Exchangeable Interests being Exchanged for such Cash Settlement. Except as otherwise required by Law, the General Partner shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Interest Partner.

(b)         Notice of Intended Exchange Consideration. On the later of (i) at least two (2) Business Days before the Exchange Date and (ii) one (1) Business Day after receiving an Elective Exchange Notice, the General Partner shall give written notice to the Partnership (with a copy to the Exchangeable Interest Partner) of its intended Exchange Consideration. If the General Partner does not timely deliver such written notice, the General Partner shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(c)         Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the General Partner or the Partnership will, upon the written instruction of an Exchangeable Interest Partner, deliver the shares of Class A Common Stock deliverable to such Exchangeable Interest Partner through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Interest Partner in the Exchange Notice.

(d)         Obligations of the General Partner and the Partnership. Upon any Exchange, the General Partner or the Partnership, as applicable, shall take such actions as (i) may be required to ensure that such Partner receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Interest Partner is entitled to receive in connection with such Exchange pursuant to Section 11.03(a), and (ii) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the General Partner and the Partner for U.S. federal and applicable state and local income tax purposes.

Section 11.04.  Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Interest Partner shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Interest Partner would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.04 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.05.   Class A Common Stock to Be Issued in Connection with an Exchange.

(a)         Class A Common Stock Reserve. The General Partner shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the General Partner may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the General Partner or any subsidiary thereof).

(b)         Rule 16(b) Exemption. The General Partner has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the General Partner (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the General Partner for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the General Partner (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the General Partner upon the registration of any class of equity security of the General Partner pursuant to Section 12 of the Exchange Act.

(c)         Validity of Class A Common Stock. The General Partner covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the General Partner or any right of first refusal or other right in favor of any Person.

Section 11.06.   Withholding. Each Partner acknowledges and agrees that the Partnership may be required by Law to deduct and withhold any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations in respect of any Exchange, as provided in Section 4.10(c) of 0.

Section 11.07.   Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Interest Partner and the General Partner, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the General Partner and the Exchangeable Interest Partner that is a taxable transaction to the Exchangeable Interest Partner. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by Law.

Section 11.08.   Contribution by the General Partner. On the Exchange Date (i) the General Partner shall contribute to the Partnership the shares of Class A Common Stock and/or Cash Settlement that the General Partner has elected to deliver and that the Partner is entitled to receive in the applicable Exchange and (ii) the Partnership shall issue to the General Partner a number of Class A Interests equal to the number of Exchangeable Interests surrendered by the Partner.

Article XII

MISCELLANEOUS

Section 12.01.  Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the General Partner, the Partnership, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Partner absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the General Partner, the Partnership, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Partner absent manifest error.

Section 12.02.   Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE GENERAL PARTNER AND AFFILIATES THEREOF. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE PARTNERSHIP HAS INITIALLY SELECTED FREDERIC DORWART, LAWYERS PLLC (“PARTNERSHIP COUNSEL”) AND GIBSON, DUNN & CRUTCHER LLP (“PARTNERSHIP TAX COUNSEL”) AS LEGAL COUNSEL TO THE PARTNERSHIP (COLLECTIVELY, “LEGAL COUNSEL”). EACH PARTNER ACKNOWLEDGES THAT LEGAL COUNSEL DOES NOT REPRESENT ANY PARTNER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH PARTNER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT LEGAL COUNSEL SHALL OWE NO DUTIES TO ANY PARTNER. EACH PARTNER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT LEGAL COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH PARTNER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY LEGAL COUNSEL, LEGAL COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY PARTNER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT. EACH PARTNER HEREBY AGGREES TO SUCH MULTIPLE REPRESENTATIONS BY LEGAL COUNSEL AND THE CONFLICTS OF INTERERST THAT MAY BE INHERENT IN SUCH REPRESENTATIONS.

Section 12.03.   Appointment of General Partner as Attorney-in-Fact.

(a)          Execution of Documents. Each Partner, including each Additional Partner and Substituted Partner that is a Partner, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and Lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i)         All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a Limited Partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners.

(ii)        All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the General Partner deems appropriate in accordance with the terms of this Agreement.

(iii)       All conveyances of Partnership Assets and other instruments that the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b)         Power and Interest. The appointment by all Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Interests, and shall not be affected by the subsequent Incapacity of the principal.

Section 12.04.     Entire Agreement. This Agreement, together with the Tax Receivable Agreement, the Registration Rights Agreement, and the Stockholder Agreement, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Existing Agreement.

Section 12.05.     Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 12.06.     Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Partnership or the General Partner) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i)           if to the Partnership or the General Partner:

c/o Excelerate Energy Limited Partnership
2445 Technology Forest Blvd, Level 6

The Woodlands, TX 77381

Attention:

Email:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Andrew L. Fabens

Email: AFabens@gibsondunn.com

Frederic Dorwart, Lawyers PLLC

124 East 4th Street

Tulsa, Oklahoma 74114

Attention: H. Steven Walton

Email: swalton@fdlaw.com

or to such other address as the Partnership may from time to time specify by notice to the Partners;

(ii)          if to any Partner, to:

the address, email, or facsimile number of such Partner set forth in the records of the Partnership.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.07.     Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.08.     Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 12.06 shall be deemed effective service of process on such party.

Section 12.09.     Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 12.10.   Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

Section 12.11.   Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 12.12.   Third-Party Beneficiaries. Except as provided in Section 4.07, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 12.13.   Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Substituted Partners or otherwise.

Section 12.14.   Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15.  Survival. The provisions of Section 4.06 (Limitation on Liability), Section 4.07 (Indemnification), Section 12.01 (Conclusive Nature of Determinations), Section 12.03 (Appointment of General Partner as Attorney-in-Fact), Section 12.04 (Entire Agreement), Section 12.05 (Further Assurances), Section 12.06 (Notices), Section 12.07 (Governing Law), Section 12.08 (Jurisdiction and Venue), Section 4.8 (Survival of Obligations) of 0 and this Section 12.15 (Survival) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Partnership and/or the termination of this Agreement.

Article XIII

DEFINED TERMS

Section 13.01.   Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” means the Delaware Revised Uniform Partnership Act, 6 Del. C. §§ 15-101, et seq. (as it may be amended from time to time), and any successor to such statute.

“Additional Funds” is defined in Section 2.05(a).

“Additional Partner” means a Person who is admitted to the Partnership as a Partner pursuant to the Act and Section 8.01, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Partner pursuant to the Act and this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Partners or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Partner or its parent company or Affiliates and (ii) none of the Partners or their parent companies or Affiliates shall be deemed to be an Affiliate of the Partnership or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Agreement” means this Amended and Restated Limited Partnership Agreement of Excelerate Energy Limited Partnership, together with the Schedules and Exhibits to this Agreement, as now or hereafter amended, restated, modified, supplemented, or replaced.

“Applicable Sale” is defined in Section 7.04(a)(i).

“Applicable Sale Notice” is defined in Section 7.04(a)(iii).

“Assets” means any assets and property of the Partnership.

“Assumed Tax Liability” is defined in Section 3.02(b).

“Assumed Tax Rate” means (a) the highest combined effective U.S. federal, state, and local marginal rate of income tax applicable to an individual resident in Tulsa, Oklahoma for the Fiscal Year or (b) such lesser rate, determined by the General Partner with the prior consent of a Majority-in-Interest of the Partners, provided that in no Fiscal Year shall the Assumed Tax Rate be less than the highest combined effective U.S. federal, state, and local marginal rate of income tax applicable to a corporation doing business in Houston, Texas for the Fiscal Year.

“Available Cash” means, after taking into account amounts determined by the General Partner to be reasonably necessary or advisable to be retained by the Partnership to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Partnership, including the payment of any Imputed Underpayment or for the operation of the business of the Partnership, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Partnership that the General Partner determines is available for distribution to the Partners.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the General Partner.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or California State Law or regulation.

“Capital Account” is defined in 0.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Partner contributes (or is treated as contributing) to the Partnership.

“Capital Stock” means a share of any class or series of stock of the General Partner now or hereafter authorized.

“Capital Transaction Proceeds” means the proceeds of the sale, exchange, or other disposition in a single transaction or series of related transactions of all or substantially all of the assets of the Partnership followed by a liquidation of the Partnership. For the avoidance of doubt, Capital Transaction Proceeds shall not include Operating Cash Flow.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Partner in an Exchange, multiplied by (y) the price per share, net of underwriting discounts and commissions, at which Class A Common Stock is issued by the General Partner in an underwritten offering or block trade commenced in anticipation of the applicable Exchange (a “Liquidity Offering”); or (z) if no such Liquidity Offering occurs prior to the applicable Exchange, the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the amount specified in clause (y) shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the General Partner that do not have an interest in the Exchangeable Interests and, if the applicable Exchangeable Interests are Class B Interests, shares of Class B Common Stock being Exchanged.

“Certificate of Limited Partnership” is defined in the recitals of this Agreement.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Interests, (B) if certificated, any stock certificates representing the shares of Class B Common Stock required to be surrendered in connection with an Exchange of Class B Interests, and (C) such other information, documents or instruments as either the General Partner (or the General Partner’s transfer agent) or the Partnership may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Interest Partner shall cooperate with and respond to the reasonable requests of the General Partner (or the General Partner’s transfer agent) and the Partnership and, if required by the General Partner or the Partnership, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the General Partner or the Partnership on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” means, as of any date of determination, in one transaction or a series of related transactions, the Transfer of Interests (or any beneficial interest therein) of the Partnership representing more than fifty (50) percent of the outstanding Common Interests as of such date of determination.

“Class A Common Stock” means the Class A common stock of the General Partner, $0.001 par value per share.

“Class A Interest” is defined in Section 2.01(b)(i).

“Class B Common Stock” means the Class B Common Stock of the General Partner, $0.001 par value per share.

“Class B Interest” is defined in Section 2.01(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Stock” means the Class A Common Stock or the Class B Common Stock (and shall not include any additional series or class of the General Partner’s common stock created after the date of this Agreement).

“Common Interest” means a Class A Interest, a Class B Interest, and any other Interest designated as a Common Interest by the Partnership.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or General Partner, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the General Partner.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Drag-Along Right” is defined in Section 7.04(a).

“Elective Exchange” is defined in Section 11.01(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Section 3.1(a) of Annex D.

“Equivalent Interests” means Interests with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Interests and the other classes and series of Interests that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for Partners of the Board of Directors that are not applicable to the Partnership. In comparing the economic rights of any Preferred Stock with the economic rights of any Interests, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Interests surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), (y) the Cash Settlement, or (z) a combination of the Stock Consideration and the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.04, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Interests owned by the General Partner immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Interest” means each Class B Interest and any other Interest designated as an Exchangeable Interest by the Partnership.

“Exchangeable Interest Partner” means each Partner, other than the General Partner and any of its wholly owned Subsidiaries, that holds an Exchangeable Interest.

“Existing Agreement” is defined in the recitals of this Agreement.

“Fair Market Value” of Interests or other property, means the cash price that a third party would pay to acquire all of such Interests (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Partnership, the following assumptions will be made when determining the Fair Market Value of Interests:

(a) that the Partnership was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Partners at the time; and

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Partnership is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” is defined in Section 6.02.

“General Partner” is defined in the preamble to this Agreement.

“GKFF Transfer” means a Transfer by a Holdings of all or part of its Interests to a GKFF Transferee.

“GKFF Transferee” means the George Kaiser Family Foundation or any Affiliate or subsidiary thereof.

“Incapacity” or “Incapacitated” means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the Bankruptcy of such Partner.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Partnership or the General Partner for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Included Interests” is defined in Section 7.04(b)(ii).

“Indemnitee” means each Partner, each Affiliate of such Partner, the Tax Representative, the Designated Individual and each officer, director, member, or manager (and any person acting in an officer capacity on behalf of such manager) of each Partner, the Partnership or their respective Affiliates, in all cases in such capacity.

“Interest” means a fractional share of the Limited Partnership interest in the Partnership, which may be a Class A Interest or Class B Interest, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Interests, in any such case, after the date of this Agreement.

“Interest Designation” is defined in Section 2.04(a).

“IPO” means the General Partner’s initial public offering of shares of its Class A Common Stock.

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

“Legal Counsel” is defined in Section 12.02.

“Liquidating Event” is defined in Section 9.02(b).

“Liquidator” is defined in Section 9.03(a).

“Majority-in-Interest of the Partners” means Partners (excluding the General Partner and any of its wholly owned Subsidiaries) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Interests held by all Partners (excluding the General Partner and any of its wholly owned Subsidiaries) entitled to vote on or consent to such matter.

“Mandatory Exchange” is defined in Section 11.01(c).

“Mandatory Exchange Date” is defined in Section 11.01(c).

“Mandatory Exchange Notice” is defined in Section 11.01(c).

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Operating Cash Flow” means all cash from the operation of the business of the Partnership (and not from an event or series of events that would give rise to Capital Transaction Proceeds), including retained earnings from or attributable to Operating Cash Flow, whether held in cash or otherwise, as reasonably determined by the Partnership.

“Partner” means any Person named as a Partner of the Partnership on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Partner of the Partnership or a Substituted Partner of the Partnership, in each case, in such Person’s capacity as a Partner of the Partnership, until such time as such Person has ceased to be a Partner.

“Partnership” is defined in the preamble to this Agreement.

“Partnership Counsel” is defined in Section 12.02.

“Partnership Tax Counsel” is defined in Section 12.02.

“Percentage Interest” means, with respect to each Partner, as to any class or series of relevant Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Interests of such class or series held by such Partner and the denominator of which is the total number of Interests of such class or series held by all Partners, in each case determined as of the date of determination. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Interests.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policies” means the policies set by the General Partner from time to time, including, but not limited to, the Insider Trading Policy, the Related Party Transactions Policy and the Guidelines for Public Disclosures and Communications With the Investment Community adopted by the Board of Directors and such other policies intended to ensure (a) administrative management matters, (b) orderly liquidity for Exchangeable Interest Partners, and (c) compliance with tax Laws and Regulations.

“Policy Regarding Exchanges” is defined in Section 11.01(a).

“Preferred Stock” means shares of preferred stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Partnership for the purpose of determining the Partners entitled to notice of or vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the Partnership) generally be the same as the record date established by the General Partner for a distribution to the Partners of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.01(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the General Partner and the other persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Partner of all or part of its Interests to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Partner, (i) any Family Member of that Partner, (ii) any direct or indirect Partner or equityholder of that Partner or any Affiliate of that Partner, (iii) any Family Member of that Partner or any direct or indirect Partner or equityholder described in (ii), or (iv) the General Partner or Subsidiary of the General Partner.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 12.08.

“Stockholder’s Agreement” means that certain Stockholder’s Agreement dated April 8, 2022 by and among the General Partner and the stockholders of the General Partner party thereto.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Partner” means a Person who is admitted as a Partner to the Partnership pursuant to Section 7.03.

“Surviving Company” is defined Section 7.07(b)(iii).

“Tag-Along Amount” is defined in Section 7.04(b)(i).

“Tag-Along Participation Notice” is defined in Section 7.04(b)(ii).

“Tag-Along Right” is defined in Section 7.04(b)(i).

“Tag-Along Sale” is defined in Section 7.04(b)(i).

“Tag-Along Sale Notice” is defined in Section 7.04(b)(ii).

“Tag-Along Sellers” is defined in Section 7.04(b)(i).

“Tax Distribution” is defined in Section 3.02(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.02(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of April 12, 2022, entered into by and among the General Partner, the Partnership, each of the parties thereto identified as a “TRA Holder” or the “TRA Representative” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the General Partner’s Interests in connection with, or the other occurrence of, (a)  a merger, consolidation or other combination involving the General Partner, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the General Partner not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the General Partner, or (e) a Transfer of all or any portion of the General Partner’s Interests (other than to a wholly owned Affiliate).

“Terms” is defined in the definition of “Equivalent Interests.”

“Transfer” means, in respect of any Interests, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. An Exchange shall not constitute a Transfer under this Agreement.

Section 13.02.   Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a)          the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)         defined terms include the plural as well as the singular and vice versa;

(c)          words importing gender include all genders;

(d)         a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e)         any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)          references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g)         the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)         unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXCELERATE ENERGY, INC.

By:	/s/ Steven Kobos
Name: Steven Kobos
Title: President and Chief Executive Officer

EXCELERATE ENERGY HOLDINGS, LLC

By:	/s/ Don Millican
Name: Don Millican
Title: President

ANNEX A: INITIAL INTERESTS

Partner	Interests

Excelerate Energy, Inc.

c/o Excelerate Energy Limited Partnership
2445 Technology Forest Blvd, Level 6

The Woodlands, TX 77381

Attention:

Email:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Andrew L. Fabens

Email:   AFabens@gibsondunn.com

26,254,167 Class A Interests

Excelerate Energy Holdings, LLC

c/o Kaiser-Francis Management Company, LLC

6733 South Yale Ave, Tulsa, OK 74136

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers PLLC

124 East 4th Street, Tulsa, OK 74103

Attention: H. Steven Walton

E-mail:    swalton@fdlaw.com

82,021,389 Class B Interests

A-1

ANNEX B: TAX MATTERS

Article I

Definitions

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for federal income tax purposes; provided, however, that:

(i)           the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Partner to the Partnership shall be the gross Fair Market Value of such Asset as determined by the Partnership;

(ii)          the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Partnership as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to the benefit of the Partnership by an existing Partner acting in a Partner capacity or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), or (E) above shall be made only if the Partnership determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)         the Asset Value of any Asset distributed to any Partner shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Partnership; and

(iv)         the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Partnership determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Partnership Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this 0.

“Imputed Underpayment” is defined in Section 4.4(b) of this 0.

“Imputed Underpayment Share” is defined in Section 4.4(c)(i) of this 0.

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(i)          any income of the Partnership exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)         any expenditures of the Partnership described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)        in the event the Asset Value of any Asset of the Partnership is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv)        gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v)         in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)        to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii)       notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this 0 shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii)      where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Partner Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means, with respect to each Partner Nonrecourse Debt, an amount equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Push Out Election” means the election under Code section 6226 or Code section 6227 (or, in each case, any similar provision under the Bipartisan Budget Act of 2015 or other applicable federal, state, or local law) to “push out” an adjustment to the Partners or former Partners, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) for U.S. federal income tax purposes, with respect to each taxable year beginning after December 31, 2017, the Partner or other Person (including the Partnership) designated as the “partnership representative” of the Partnership under Code section 6223 for such taxable year, (b) for U.S. federal income tax purposes, with respect to each taxable year beginning before December 31, 2017, the Partner designated as the “tax matters partner” for the Partnership under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) for state, local, or non-U.S. tax purposes, with respect to each applicable taxable period, the Partner or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Partnership to the maximum extent permitted under Law.

Article II

Partner’s Capital Accounts.

The Partnership or General Partner shall establish and maintain a capital account for each Partner in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Partnership may maintain Capital Account subaccounts for different classes of Interests, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

Article III

Allocations

Section 3.1          Allocations Generally. Each Fiscal Year, after adjusting each Partner’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this 0 for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Partners in a manner such that, after such allocations have been made, each Partner’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Partner, determined as if the Partnership were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Partner’s share of the Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Partner is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Partner, to the capital of the Partnership as of the last day of such Fiscal Year.

Section 3.2           Priority Allocations.

(a)          Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Partner’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Partnership shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b)         Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners pro rata in accordance with their Interests, unless otherwise determined by the Partnership.

(c)         Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d)         Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset, pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e)          Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a)-(d) of this 0 shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Partner pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Partner pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3           Other Allocation Rules.

(a)          In General. Except as otherwise provided in this Section 3.3 of this 0, for income tax purposes under the Code and the Regulations, each Partnership item of income, gain, loss, deduction, and credit shall be allocated among the Partners in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Loss) is allocated pursuant to Section 3.1 and Section 3.2 of this 0.

(b)         Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this 0 to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Partnership items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Partnership, or after Partnership property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such Partnership property to the Partnership for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Partnership property. Unless otherwise determined by the General Partner (with the consent of Holdings), the Partnership shall use the “traditional method” with respect to (i) any property contributed to the Partnership before the IPO and (ii) “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the IPO. With respect to property contributed or section 704(c) amounts arising from revaluations made after the IPO, the Partnership may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this 0 are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c)          Allocations in Respect of Varying Interests. If any Partner’s interest in the Partnership varies (within the meaning of Code section 706(d)) within a Fiscal Year, whether by reason of a Transfer of an Interest, redemption of an Interest by the Partnership, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Partnership.

(d)         Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Partnership shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Partnership.

(e)          Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this 0 are intended to comply with certain requirements of the Regulations. The Partnership shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Partnership reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Partners’ interests in the Partnership, the Partnership may in its discretion make appropriate adjustments to such allocations.

(f)          Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Partner will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code section 752 without the consent of the Partnership.

Article IV

Certain Tax Matters

Section 4.1           Provision of Information.

(a)          Information to Be Provided by the Partnership to Partners. No later than thirty (30) days after the filing by the Partnership of the Partnership’s federal tax return (Federal Form 1065), the Partnership shall provide to each Partner a copy of Schedule K-1 of Federal Form 1065 reporting that Partner’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Partner may reasonably request for tax purposes, each as determined by the Partnership. The Partner hereby consents to receive each Schedule K-1 in respect of the Partner’s LLC Interest in the Partnership through electronic delivery.

(b)         Information to Be Provided by Partners to the Partnership.

(i)         Notice of Audit or Tax Examination. Each Partner shall notify the Partnership within five (5) days after receipt of any notice regarding an audit or tax examination of the Partnership and upon any request for material information related to the Partnership by U.S. federal, state, local, or other tax authorities.

(ii)        Other Relevant Tax Information. Each Partner shall provide to the Partnership upon request tax basis information about Assets contributed by it to the Partnership and such other tax information as reasonably requested by the Partnership and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Partnership reasonably requests.

(c)          No Right to Partner Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Partner or its Affiliates, none of the Partnership, the other Partners, such other Partner’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Partnership, between the Partners, or involving any other Persons).

Section 4.2           Tax Elections. The Partnership shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code section 754 (and any similar provisions of applicable U.S. state or local law) for the Partnership for the Fiscal Year that includes the date of the IPO and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Partnership shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for in this Agreement, and the Partners hereby consent to all such elections.

Section 4.3           Tax Representative.

(a)          Appointment and Replacement of Tax Representative.

(i)         Tax Representative. For each taxable year, including Fiscal Years before the date of this Agreement, the Partnership shall act as the Tax Representative, but the Partnership may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of any Person serving as the Tax Representative, or require that Person to resign. For any jurisdiction with respect to which the Partnership cannot serve as the Tax Representative, however, the General Partner shall act as the Tax Representative, unless otherwise determined by the Partnership.

(ii)        Designated Individual. If the Tax Representative is not an individual, the Partnership shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii)       Approval by Partners. For each taxable year since the formation of the Partnership, each Partner agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this 0, including statements required to be filed with the tax returns of the Partnership in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b)         Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, that, if a Person other than the Partnership is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Partnership. The Tax Representative may delegate its authority under this Section 4.3(b) of this 0 to a Designated Individual who shall in all cases act solely at the direction of the Partnership.

(c)         Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this 0, the Partnership shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Partnership.

Section 4.4           Tax Audits.

(a)          Determinations with Respect to Audits and Other Tax Controversies. Except to the extent otherwise required by applicable tax Law (including Code section 6241(11)), the Partnership (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Partnership, and any action taken by the Partnership (acting directly and/or through the Tax Representative or Designated Individual) in connection with any such audits or controversies shall be binding upon the Partnership and the Partners and former Partners.

(b)         Determinations with Respect to Elections. The Partnership may make the election “out” under Code section 6221(b) if such an election is available, unless otherwise determined by the Partnership. If the Partnership does not make the election described in the preceding sentence, the Partnership (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to determine whether to cause the Partnership to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”).

(c)          Responsibility for Payment of Tax; Former Partners.

(i)         Imputed Underpayment Share. To the extent the Partnership is liable for any Imputed Underpayment, the Partnership shall determine the liability of the Partners for a share of such Imputed Underpayment, taking into account the Partners’ Interests and the status and actions of the Partners (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)        Payment of Imputed Underpayment Share. The Partnership may (A) require a Partner who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Partnership within ten (10) days after the date on which the Partnership notifies the Partner (and in the manner required by the notice) and/or (B) reduce future distributions to the Partner, such that the amount determined under clauses (A) and (B) equals the Partner’s Imputed Underpayment Share, provided, however, that no Partner shall have an obligation to make any contribution to the capital of the Partnership with respect to any Imputed Underpayment. If a Partner fails to pay any amount that it is required to pay the Partnership in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Partner, bearing interest at ten (10) percent annually (which interest shall increase the Partner’s Imputed Underpayment Share). Such loan shall be repayable upon demand by the Partnership. If the Partner fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Partnership shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Partner; provided, however, that no Partner may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Partner not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 4.4(c)(ii) of this 0.

Section 4.5          No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Partnership (which authorization may be withheld in the sole discretion of the Partnership), no Partner shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Partnership, or (ii) treat any Partnership item inconsistently on such Partner’s income tax return with the treatment of the item on the Partnership’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Partner. Solely to the extent required by Law, this Section 4.5 of this 0 shall not apply with respect to any “special enforcement matter” described in Code section 6241(11).

Section 4.6          United States Person. Except as permitted by the Partnership, each Partner represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States person,” within the meaning of Code section 7701, or is a disregarded entity the assets of which are treated as owned by a United States person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7           State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Partnership.

Section 4.8          Survival of Obligations. For purposes of this Article IV of this 0, the term “Partner” shall include a former Partner to the extent determined by the Partnership. The rights and obligations of each Partner and former Partner under this Article IV of this 0 shall survive the Transfer by such Partner of its Interests (or withdrawal by a Partner or redemption of a Partner’s Interests) and the dissolution of the Partnership until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this 0 shall not be amended without the prior written consent of any Partner or former Partner that would be adversely impacted by such amendment.

Section 4.9          Tax Classification. The parties intend that the Partnership shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Partnership currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10         Withholding.

(a)          Withholding Generally. Each Partner acknowledges and agrees that the Partnership may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Partner on any amount paid, distributed, disbursed, or allocated by the Partnership to that Partner, including upon liquidation, and any transferee of a Partner’s interest or a Substituted Partner shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Partnership, including withholding to discharge obligations of the Partnership with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Partner pursuant to Section 4.4 of this 0). All amounts withheld pursuant to this Section 4.10 of this 0 shall, except as otherwise determined by the Partnership pursuant to Section 4.4(c)(ii) of this 0, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b)         Additional Provisions with Respect to a Transfer of Interests. A Partner transferring Interests permitted by this Agreement shall, unless otherwise determined by the Partnership, (i) deliver to the Partnership, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Partner that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Partnership of such withholding and remittance). If a Partner transferring Interests will not satisfy clause (i) in connection with any such Transfer, the transferor Partner and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Partnership against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 4.10(b) of this 0.

(c)         Additional Provisions with Respect to an Exchange of Interests.

(i)         Withholding of Cash or Class A Common Stock Permitted. If (x) the Partnership or the General Partner shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations in respect of any Exchange or (y) the applicable Partner has unpaid amounts described in Section 4.4(c) of this Annex B, the Partnership, or the General Partner, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements or satisfy such payment obligations, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Partnership or the General Partner, as the case may be, may be required to withhold or the Partner may be required to pay with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Partner.

(ii)        Notice of Withholding. If the Partnership or the General Partner determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Partnership or the General Partner, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Interest Partner and shall consider in good faith any positions or alternative arrangements that such Partner raises (reasonably in advance of the date on which the Partnership or the General Partner believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Partnership nor the General Partner is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this 0 shall not in any manner limit the authority of the Partnership or the General Partner to withhold taxes with respect to an Exchangeable Interest Partner pursuant to Section 4.10(c)(i) of this 0.

(iii)       Reimbursement of Taxes by Exchangeable Interest Partner. If, within the two-year period beginning at the start of the date of an Exchange, (i) the General Partner withholds or otherwise pays any amount on account of taxes in respect of exchanged Interests, which amount is attributable to the two-year period ending at the end of the date of such Exchange, and (ii) the General Partner or any Person other than the Exchangeable Interest Partner otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the General Partner in respect of the Exchangeable Interests pursuant to Section 4.10 of this 0), the Exchangeable Interest Partner shall, upon notice by the Partnership and/or the General Partner, promptly reimburse the Partnership and/or the General Partner for such amount; provided, however, that the Exchangeable Interest Partner’s reimbursement obligation under this Section 4.10(c)(iii) of this 0 shall not exceed the amount of cash and Fair Market Value (determined as of the date of receipt) of other consideration received by the Exchangeable Interest Partner in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Interest Partner pursuant to this Section 4.10(c)(iii) of this 0 shall be treated as an adjustment to the proceeds received by the Exchangeable Interest Partner in respect of the applicable Exchange. The Partnership and the General Partner shall have the right to reduce any amounts due to such Exchangeable Interest Partner from the General Partner or any of its Affiliates by the amount owed by such Exchangeable Interest Partner under this Section 4.10(c)(iii) of this 0.

ANNEX C: SCHEDULE OF OFFICERS

Name	Title
Steven Kobos	President and Chief Executive Officer
Dana Armstrong	Executive Vice President and Chief Financial Officer
Calvin Bancroft	Executive Vice President and Chief Operations Officer
Daniel Bustos	Executive Vice President and Chief Commercial Officer
Alisa Newman Hood	Executive Vice President, General Counsel and Secretary
Amy Thompson	Executive Vice President and Chief Human Resource Officer
Mike Bent	Vice President, Controller and Chief Accounting Officer
John Masterson	Treasurer
Ryan Kearns	Assistant Secretary
Christina France-Davis	Assistant Treasurer
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ANNEX D: POLICY REGARDING EXCHANGES

This Policy Regarding Exchanges (the “Policy”) is made pursuant to, and supplements the provisions of, Article XI of the Agreement. Capitalized terms that are not defined in this Policy have the meanings given to them in the Agreement. Except as otherwise specified, article and section references herein refer to Articles and Sections of this Policy.

Article I

ELECTIVE EXCHANGES; NOTICE

Section 1.1           Elective Exchanges.

(a)          Elective Exchange Notice. Subject to the provisions of this Policy and Article XI of the Agreement, each Exchangeable Interest Partner may request an Elective Exchange of some or all of its Exchangeable Interests by delivering to the Partnership, with a copy to the General Partner, in a form reasonably acceptable to the Partnership, a written election of exchange in respect of the Elective Exchange (an “Elective Exchange Notice”) at least two Business Days before the requested Elective Exchange Date (it being understood that the Elective Exchange Date may be delayed by the Exchangeable Interest Partner giving the Elective Exchange Notice by written notice, which may be by e-mail, to the Partnership).

(b)         Acceptance of Elective Exchange Notice. Unless the Partnership or the General Partner, as applicable, has refused to honor the request or has modified one or more terms in the Elective Exchange Notice pursuant to this Policy, the Partnership or General Partner, as applicable, will effect the Elective Exchange (either in full or as modified) on the applicable Elective Exchange Date in accordance with this Policy; provided that if the Partnership and the General Partner receive an Elective Exchange Notice less than five (5) Business Days before the requested Elective Exchange Date, they shall use their commercially reasonable efforts to effect the requested Elective Exchange on the requested Elective Exchange Date, and in any event effect such Elective Exchange Date within five (5) Business Days of their receipt of such Elective Exchange Notice.

Section 1.2           Retraction of Elective Exchange Notice.

(a)          Ability to Retract; Retraction Deadline. Holdings shall, in its sole and absolute discretion, at any time between the date of delivery of its Elective Exchange Notice and (i) 8:00 p.m. Eastern time on the Business Day before the applicable Exchange Date (in respect of any portion of the Exchange for which the Partnership or the General Partner has elected Stock Consideration) and (ii) 8:00 p.m. Eastern time on the day pricing information regarding a Liquidity Offering is delivered to Holdings (in respect of any portion of the Exchange for which the Partnership or the General Partner, as applicable, has elected Cash Settlement) (such time, as applicable, the “Retraction Deadline”) to retract or amend its Elective Exchange Notice by delivering a Retraction Notice pursuant to Section 1.2(b). Except as provided in the immediately preceding sentence, no Exchangeable Interest Partner shall have a right to deliver a Retraction Notice.

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(b)         Retraction Notice. Holdings may retract its Elective Exchange Notice, in whole or in part, by delivering written notice no later than the Retraction Deadline (a “Retraction Notice”) to the Partnership (with a copy to the General Partner). Holdings’ delivery of a Retraction Notice shall be irrevocable and, to the extent specified in such Retraction Notice, shall terminate Holdings’, the Partnership’s, and the General Partner’s rights and obligations with respect to the Exchangeable Interests being withdrawn from the applicable Elective Exchange, and all actions taken to effect the Elective Exchange contemplated by that retracted Elective Exchange Notice with respect to such Exchangeable Interests being withdrawn from the applicable Elective Exchange shall be deemed rescinded and void.

Article II
OTHER RESTRICTIONS

Section 2.1           Additional Restrictions. Notwithstanding any provision of this Policy to the contrary, the Partnership may prohibit an Exchange by one or more Exchangeable Interest Partners under any of the following conditions and determinations made by the Partnership based on the advice of counsel (which may be external or internal counsel):

(a)          If an Exchange is (or is reasonably likely to be) prohibited under applicable law, regulation, or agreement to which the Partnership or an affiliate is a party or could reasonably be expected to result in a bona fide legal or regulatory proceeding against the Partnership, the General Partner or its Affiliates;

(b)         If the Partnership possesses material non-public information that would reasonably be expected to affect the trading price of the Class A Common Stock that is not known to the Exchangeable Interest Partner;

(c)          If such Exchange would create a material risk that the Partnership would be classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; or

(d)         If an Exchangeable Interest Partner would be prohibited from holding Common Stock under the Agreement, such Exchangeable Interest Partner shall not be permitted to Exchange its Exchangeable Interests except to the extent the General Partner determines to settle the Exchange in cash pursuant to Section 11.03 of the Agreement.

Article III

MISCELLANEOUS

Section 3.1           Continuing Application of Partnership’s Policies and Securities Laws. Nothing in this Policy shall affect, and each Exchangeable Interest Partner shall remain subject to, the Partnership’s Policies. All Exchangeable Interest Partners shall comply with all applicable securities laws and rules.

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Section 3.2           Mandatory Exchanges. This Policy shall not apply to any Exchange of Exchangeable Interests pursuant to a Mandatory Exchange, as described in, and pursuant to, the Agreement.

Section 3.3          Modification of Policy. The Partnership may modify this Policy at any time without notice, provided, that this Policy shall not be modified without the prior written consent of Holdings if Holdings would be adversely impacted by that modification. No revised Policy will be effective until the Partnership has delivered or made available a copy of such revised Policy to the Exchangeable Interest Partners.

Section 3.4          Exemption and other Requests by an Exchangeable Interest Partner. The Partnership may, in its discretion and based on the advice of counsel (which may be external or internal counsel), consider and grant requests from Exchangeable Interest Partners, including, for an Exchange to be subject to one or more contingencies relating to the Partnership or the General Partner, or any other matter with respect to Exchanges (to the extent permitted by the Agreement and applicable law). An Exchangeable Interest Partner may request an exemption from this Policy by submitting a written request to the Partnership and following the delivery requirements set forth in Article I as if the written request were an Elective Exchange Notice.

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